Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Fourth Quarter and Full Year Earnings for 2019

Conference Call and Webcast Scheduled for Tuesday, January 28, 2020 at

10:00 a.m. Pacific Time/1:00 p.m. Eastern Time

Fourth Quarter 2019 Highlights

•	Record net income of $10.7 million, or $0.52 diluted earnings per share
•	Loans held for investment increased by $70.8 million from the end of the prior quarter
•	Total deposits (excluding brokered deposits) increased by $32.6 million from the end of the prior quarter
•	Sold $161.7 million of mortgage loans for a net gain of $3.6 million
•	Completed the acquisition of Pacific Global Bank on January 10, 2020

Los Angeles, CA, January 27, 2020 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended December 31, 2019.

The Company reported net income of $10.7 million, or $0.52 diluted earnings per share, for the three months ended December 31, 2019, compared to net income of $8.0 million, or $0.39 diluted earnings per share, and $9.5 million, or $0.47 diluted earnings per share, for the three months ended September 30, 2019 and December 31, 2018, respectively.

“We are very pleased with our financial performance for the year, as we generated the highest level of net income in the history of the Company,” said Mr. Alan Thian, Chairman, President and CEO of RBB Bancorp. “Our strong results were driven by significant revenue growth, due to both record net interest and noninterest income, well-managed expenses and disciplined balance sheet management. We continued our positive momentum in the fourth quarter, growing our held for investment loan portfolio while also generating strong fee income from loan sales.  While our net interest margin was negatively impacted by temporary excess liquidity, our ongoing low credit costs and well-managed expenses enabled us to deliver increased profitability for the quarter.”

On January 10, 2020 the Company completed the acquisition of PGB Holdings, Inc. and its wholly-owned subsidiary Pacific Global Bank based in Chicago, IL (“PGB”) in a cash transaction valued at approximately $32.9 million. Principally serving the Chinese-American communities in Chicago, Pacific Global Bank has three branches located in the Chicago neighborhoods of Chinatown and Bridgeport, offering consumer and business banking and loan products and services. The bank owns two of its three branches with an estimated fair market value of approximately $2 million in excess of book value. The transaction is expected to result in earnings per share accretion in the high single-digits in 2020.

Mr. Thian added, “We want to welcome Pacific Global Bank’s customers and employees to RBB Bancorp.  Pacific Global is an excellent cultural fit with RBB, as we have complementary business models, strong residential mortgage loan production platforms, and a focus on the Chinese-American market. We plan to supplement the lending products offered by PGB with our mortgage, SBA 7A, small C&I and construction lending products. We believe this expanded suite of product offerings will provide a superior banking experience for our customers, as well as allowing us to win a greater share of their banking business.”

“We are excited to be entering the Chicago market and intend to open two new branches in metro Chicago in the next two years. We now have a strong presence in the largest Asian-American markets in three of the top major metro areas in the country, positioning RBB to continue our robust growth. Since we went public in 2017, we have more than doubled the size of RBB and built a strong business model centered around core community banking that we believe will produce attractive long-term returns for our shareholders,” Mr. Thian concluded.

Key Performance Ratios

Net income of $10.7 million for the fourth quarter of 2019 produced an annualized return on average assets of 1.51%, an annualized return on average tangible common equity of 12.50%, and an annualized return on average equity of 10.49%.  This compares to an annualized return on average assets of 1.15%, an annualized return on average tangible common equity of 9.56%, and an annualized return on average equity of 7.99% for the third quarter of 2019.  The efficiency ratio for the fourth quarter of 2019 was 46.52%, compared to 52.40% for the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $23.1 million for the fourth quarter of 2019, compared to $23.5 million for the third quarter of 2019.  The $389,000 decrease was primarily attributable to a $10.2 million increase in average interest-bearing liabilities, partially offset by a $40.6 million increase in average earning assets and a $21.0 million increase in average noninterest-bearing deposits.  Net interest income was also impacted by a 12 basis point decrease in the net interest margin.  Accretion of purchase discounts from prior acquisitions contributed $633,000 to net interest income in the fourth quarter of 2019, compared to $624,000 in the third quarter of 2019.

Compared to the fourth quarter of 2018, net interest income, before provision for loan losses, decreased $2.5 million from $25.6 million. The decrease was primarily attributable to a 41 basis point decrease in the net interest margin, partially offset by a $55.9 million decrease in average interest-bearing liabilities, a $22.4 million increase in average earning assets and a $22.8 million increase in average noninterest-bearing deposits.  FHLB advances were paid off during the quarter.  The increases in average earning assets and total deposits were primary due to the First American International Corp. (“FAIC”) acquisition in the fourth quarter of 2018.

Net interest margin was 3.47% for the fourth quarter of 2019, a decrease from 3.59% in the third quarter of 2019. The decrease was primarily attributable to a 20 basis point decrease in the yield on average earning assets resulting from higher balances and lower yields on cash equivalents and short term securities, and lower average loan yields partially offset by a 9 basis point decrease in the cost of interest bearing liabilities.  Loan discount accretion contributed 10 basis points to the net interest margin in the fourth quarter of 2019, consistent with the third quarter of 2019.

Noninterest Income

Noninterest income was $5.8 million for the fourth quarter of 2019, an increase of $3.0 million from $2.8 million in the third quarter of 2019.  The increase was driven by an increase in gain on loan sales of $2.9 million.

The Company sold $61.3 million in FNMA direct and indirect mortgage loans, and $100.3 million in mortgage loans to private investors for a net gain of $1.9 million and $1.7 million, respectively during the fourth quarter of 2019, compared to $5.8 million in total mortgage loan sales for a net gain of $182,000 during the third quarter of 2019.

The Company sold $3.8 million in SBA loans for a net gain of $171,000 during the fourth quarter of 2019, compared to $11.3 million in SBA loans sold for a net gain of $631,000 during the third quarter of 2019.

Compared to the fourth quarter of 2018, noninterest income increased by $334,000 from $5.5 million. The increase was primarily attributable to an increase of $1.7 million in gains on loan sales partially offset by a $1.3 million decrease in recoveries on loans acquired in business combinations.

Noninterest Expense

Noninterest expense for the fourth quarter of 2019 was $13.5 million, compared to $13.8 million for the third quarter of 2019.  The $321,000 decrease was primarily attributable to a $477,000 decrease in data processing expenses, $118,000 decrease in legal and professional expenses, partially offset by a $177,000 increase in OREO expense, and a $134,000 increase in marketing and business promotion expenses.

RBB incurred $231,000 in merger expenses in the fourth quarter of 2019, of which $159,000 related to FAIC and $72,000 to PGB, an increase of $77,000 from the prior quarter.  For 2019, RBB incurred $471,000 in merger expenses, of which $367,000 related to FAIC and $104,000 to PGB.  The merger expense in 2019 decreased $1.2 million from $1.7 million in 2018.

Noninterest expense decreased from $15.5 million in the fourth quarter of 2018.  The $2.0 million decrease was primarily due to an $857,000 decrease in salaries and employee benefits, a $209,000 decrease in data processing expenses, a $159,000 decrease in insurance and regulatory assessments, and a $855,000 decrease in merger expense.  These were partially offset by a $476,000 increase in occupancy and equipment expense and $164,000 increase in OREO expense.    Following the FAIC acquisition in the fourth quarter of 2018, we implemented various cost savings initiatives and real estate consolidations, resulting in a reduction of certain operating expenses which were fully realized by the end of 2019.

Income Taxes

The effective tax rate was 28.0%, with no stock options exercised in the fourth quarter of 2019, 31.5% for the third quarter of 2019 including the tax impact for stock options exercised in the amount of $38,000, and 30.6% for the fourth quarter of 2018 including the tax impact of a deduction for stock options exercised in the amount of $401,000.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $2.2 billion as of December 31, 2019, an increase of $70.8 million from September 30, 2019, and an increase of $54.9 million from December 31, 2018. The increase from September 30th to December 31st was driven by a $68.7 million increase in single-family residential mortgages, which includes a combination of strong production and approximately $95.8 million net transfer of loans from the available for sale category.  In addition commercial real estate loans increased by $5.3 million and SBA loans increased by $4.0 million.  These increases were partially offset by decreases of $5.6 million in construction loans and $1.9 million in C&I loans.

During the fourth quarter of 2019, single-family residential mortgage production was $125.8 million (mortgage loans held for investment and held for sale), payoffs and paydowns were $46.2 million, and single-family residential mortgage loan sales were $161.7 million.  Compared to the third quarter of 2019, production was $92.0 million, payoffs and paydowns were $48.3 million, and loan sales were $5.9 million.

Mortgage loans held for sale were $108.2 million as of December 31, 2019, a decrease of $151.1 million from $259.3 million at September 30, 2019 and a decrease of $326.3 million from $434.5 million as of December 31, 2018.  The Company originated approximately $38.1 million in mortgage loans for sale for the fourth quarter of 2019, compared with $46.1 million during the prior quarter.

In the fourth quarter, SBA loan production was $4.7 million and total loan sales were $3.8 million.  In the third quarter, SBA loan production was $7.5 million and total loan sales were $11.3 million.

Deposits

Deposits were $2.2 billion at December 31, 2019, a decrease of $2.9 million from September 30, 2019, and an increase of $105.0 million from December 31, 2018. The decrease in total deposits from the end of the prior quarter was primarily attributable to a $59.1 million decrease in time deposits (including a $35.5 million decrease in brokered CDs), partially offset by a $12.7 million increase in noninterest-bearing deposits and a $43.5 million increase in interest-bearing non-maturity deposits.  As of December 31, 2019, time deposits included $67.1 million in brokered CDs, as compared to $102.6 million as of September 30, 2019 and $113.8 million as of December 31, 2018. Excluding brokered deposits, total deposits increased by $32.6 million from September 30, 2019.

Asset Quality

Nonperforming assets totaled $13.5 million, or 0.48% of total assets at December 31, 2019, compared to $10.9 million, or 0.39%, of total assets at September 30, 2019. The increase in nonperforming assets was primarily due to the additions of three SBA loans totaling $5.1 million, and a mortgage loan in the amount of $440,000, partially offset by a $1.0 million commercial real estate loan payoff, and a $974,000 decrease in other real estate owned (“OREO”). Nonperforming assets consist of OREO, loans modified under troubled debt restructurings (“TDR”), non-accrual loans, and loans past due 90 days or more and still accruing interest.

Loans held-for-investment 30 to 89 days past due decreased to $4.4 million at December 31, 2019, from $4.6 million at September 30, 2019.

In the fourth quarter of 2019, there were $1.2 million in net charge-offs.

The Company recorded a provision for credit losses of $659,000 for the fourth quarter of 2019, which was primarily attributable to a $92,000 reserve for two non-accrual loans and normal loan growth.

The allowance for credit losses totaled $18.8 million, or 0.86% of loans held for investment at December 31, 2019, compared with $19.4 million, or 0.91%, of total loans at September 30, 2019.

Properties

Our headquarters office is located at 1055 Wilshire Blvd., 12th floor, in Los Angeles, California. In 2019, we closed one non-banking office and one branch and opened one new branch in New York City.

The Bank plans to open a new full service banking branch in Edison, New Jersey in the third quarter of 2020. The branch will be located at 561 US-1, in the Wicks Shopping Plaza in Edison.  Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  The Company has total assets of $2.8 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, and in Brooklyn, Queens, and Manhattan in New York.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, eight branches and one loan operation center in Brooklyn, Queens and Manhattan in New York, and three branches in Chicago, Illinois. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 10:00 a.m. Pacific time/1:00 p.m. Eastern time on Tuesday, January 28, 2020, to discuss the Company’s fourth quarter 2019 financial results.

To listen to the conference call, please dial 1-833-659-7620 or 1-430-775-1348, passcode 9625188. A replay of the call will be made available at 1-855-859-2056 or 1-404-537-3406, passcode 9625188, approximately one hour after the conclusion of the call and will remain available through February 4, 2020.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, including our recent acquisition of PGB Holdings, Inc. and its wholly-owned subsidiary, Pacific Global Bank, and our recently completed acquisition of FAIC, whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments”, commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2018, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31	September 30	June 30	March 31	December 31,
	2019	2019	2019	2019	2018
Assets
Cash and due from banks	$114,763	$136,076	$185,643	$250,079	$147,685
Federal funds sold and other cash equivalents	67,000	47,000	20,000	—	—
Total cash and cash equivalents	181,763	183,076	205,643	250,079	147,685
Interest-bearing deposits in other financial institutions	600	949	1,196	1,196	600
Investment securities available for sale	126,069	72,923	71,629	58,537	73,762
Investment securities held to maturity	8,332	8,724	8,733	9,449	9,961
Mortgage loans held for sale	108,194	259,339	249,596	375,430	434,522
Loans held for investment	2,196,934	2,126,145	2,092,438	2,120,413	2,142,015
Allowance for loan losses	(18,816)	(19,386)	(18,561)	(18,236)	(17,577)
Net loans held for investment	2,178,118	2,106,759	2,073,877	2,102,177	2,124,438
Premises and equipment, net	16,813	16,871	17,214	17,342	17,307
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	8,899	9,707
Net deferred tax assets	2,734	4,378	4,318	4,389	4,642
Cash surrender value of life insurance	34,353	34,158	33,963	33,769	33,578
Goodwill	58,563	58,383	58,383	58,383	58,383
Servicing assets	17,083	17,180	17,587	17,288	17,370
Core deposit intangibles	6,100	6,444	6,828	7,212	7,601
Accrued interest and other assets	34,813	36,118	37,989	33,968	34,446
Total assets	$2,788,535	$2,820,302	$2,801,956	$2,978,118	$2,974,002
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$458,886	$446,141	$435,629	$418,953	$438,764
Savings, NOW and money market accounts	537,490	493,965	462,448	480,959	579,247
Time deposits	1,252,685	1,311,817	1,337,257	1,284,428	1,126,030
Total deposits	2,249,061	2,251,923	2,235,334	2,184,340	2,144,041
FHLB advances	—	35,000	40,000	275,000	319,500
Long-term debt, net of debt issuance costs	104,049	103,964	103,878	103,793	103,708
Subordinated debentures	9,673	9,632	9,590	9,548	9,506
Accrued interest and other liabilities	18,185	20,942	19,334	20,634	22,626
Total liabilities	2,380,968	2,421,461	2,408,136	2,593,315	2,599,381
Shareholders' equity:
Shareholder's equity	407,256	398,438	393,758	385,395	375,887
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive income (loss) - Net of tax	239	331	(10)	(664)	(1,338)
Total shareholders' equity	407,567	398,841	393,820	384,803	374,621
Total liabilities and stockholders’ equity	$2,788,535	$2,820,302	$2,801,956	$2,978,118	$2,974,002

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	December 31, 2019	September 30, 2019	December 31, 2018
Interest and dividend income:
Interest and fees on loans	$32,178	$32,902	$33,828
Interest on interest-bearing deposits	373	429	357
Interest on investment securities	676	703	628
Dividend income on FHLB stock	264	238	266
Interest on federal funds sold and other	416	397	102
Total interest income	33,907	34,669	35,181
Interest expense:
Interest on savings deposits, NOW and money market accounts	1,237	1,117	1,562
Interest on time deposits	7,559	8,038	5,098
Interest on subordinated debentures and long term debt	1,915	1,921	1,325
Interest on other borrowed funds	73	81	1,614
Total interest expense	10,784	11,157	9,599
Net interest income	23,123	23,512	25,582
Provision for loan losses	659	824	1,890
Net interest income after provision for loan losses	22,464	22,688	23,692
Noninterest income:
Service charges, fees and other	1,096	934	1,127
Gain on sale of loans	3,762	813	2,101
Loan servicing fees, net of amortization	817	827	686
Recoveries on loans acquired in business combinations	70	12	1,371
Increase in cash surrender value of life insurance	195	195	199
Gain on sale of fixed assets	—	—	—
Gain on sale of securities	-	7	5
(Loss)/Gain on sale of other real estate owned	(117)	11	—
	5,823	2,799	5,489
Noninterest expense:
Salaries and employee benefits	7,821	7,801	8,678
Occupancy and equipment expenses	2,390	2,434	1,914
Data processing	497	974	852
Legal and professional	317	435	655
Office expenses	292	335	329
Marketing and business promotion	382	248	358
Insurance and regulatory assessments	147	172	306
Core deposit premium	344	384	340
OREO expenses/(income)	176	(1)	12
Merger expenses	231	154	1,086
Other expenses	868	850	973
	13,465	13,786	15,503
Income before income taxes	14,822	11,701	13,678
Income tax expense	4,149	3,689	4,188
Net income	$10,673	$8,012	$9,490

Net income per share
Basic	$0.53	$0.40	$0.48
Diluted	$0.52	$0.39	$0.47
Cash Dividends declared per common share	$0.10	$0.10	$—
Weighted-average common shares outstanding
Basic	20,001,916	20,067,847	19,442,080
Diluted	20,389,099	20,425,966	19,927,765

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the twelve months ended
	December 31, 2019	December 31, 2018
Interest and dividend income:
Interest and fees on loans	$135,159	$97,480
Interest on interest-earning deposits	1,785	1,002
Interest on investment securities	2,652	2,351
Dividend income on FHLB stock	1,079	650
Interest on federal funds sold and other	1,050	632
Total interest income	141,725	102,115
Interest expense:
Interest on savings deposits, NOW and money market accounts	4,886	4,408
Interest on time deposits	29,347	12,548
Interest on subordinated debentures and long term debt	7,698	4,083
Interest on other borrowed funds	2,930	2,606
Total interest expense	44,861	23,645
Net interest income	96,864	78,470
Provision for loan losses	2,390	4,469
Net interest income after provision for loans losses	94,474	74,001
Noninterest income:
Service charges, fees and other	4,072	2,679
Gain on sale of loans	9,893	7,126
Loan servicing fees, net of amortization	3,383	850
Recoveries on loans acquired in business combinations	143	1,385
Unrealized gain on equity investments	147	—
Increase in cash surrender value of life insurance	775	797
Gain on sale of securities	7	5
Gain on sale of fixed assets	6	—
Loss on sale of other real estate owned	(106)	—
	18,320	12,842
Noninterest expense:
Salaries and employee benefits	32,909	23,254
Occupancy and equipment expenses	9,750	4,554
Data processing	3,699	2,323
Legal and professional	1,832	1,714
Office expenses	1,257	890
Marketing and business promotion	1,308	1,143
Insurance and regulatory assessments	900	951
Amortization of intangibles	1,501	575
OREO expenses	337	24
Merger expenses	471	1,658
Other expenses	3,509	3,551
	57,473	40,637
Income before income taxes	55,321	46,206
Income tax expense	16,112	10,101
Net income	$39,209	$36,105

Net income per share
Basic	$1.96	$2.11
Diluted	$1.92	$2.01
Cash Dividends declared per common share	$0.40	$0.35
Weighted-average common shares outstanding
Basic	20,017,306	17,151,222
Diluted	20,393,424	17,967,653

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$172,431	$1,053	2.42%	$144,131	$1,064	2.93%	$65,842	$725	4.37%
Securities
Available for sale	94,400	605	2.54%	92,292	631	2.71%	77,899	546	2.78%
Held to maturity (2)	8,441	80	3.76%	8,730	81	3.68%	14,444	92	2.53%
Mortgage loans held for sale	244,706	2,969	4.81%	253,492	3,050	4.77%	435,888	5,100	4.64%
Loans held for investment: (3)
Real estate	1,793,647	24,182	5.35%	1,749,371	23,963	5.43%	1,650,917	22,637	5.44%
Commercial	327,765	5,027	6.08%	352,795	5,889	6.62%	374,016	6,092	6.46%
Total loans	2,121,412	29,209	5.46%	2,102,166	29,852	5.63%	2,024,933	28,729	5.63%
Total earning assets	2,641,390	$33,916	5.09%	2,600,811	$34,678	5.29%	2,619,006	$35,192	5.33%
Noninterest-earning assets	165,659			169,691			167,180
Total assets	$2,807,049			$2,770,502			$2,786,186

Interest-bearing liabilities
NOW and money market deposits	$416,380	$1,190	1.13%	$364,127	$1,070	1.17%	$480,416	$1,484	1.23%
Savings deposits	96,813	48	0.20%	95,725	47	0.19%	93,401	79	0.34%
Time deposits	1,296,379	7,559	2.31%	1,340,751	8,038	2.38%	1,066,080	5,098	1.90%
Total interest-bearing deposits	1,809,572	8,797	1.93%	1,800,603	9,155	2.02%	1,639,897	6,661	1.61%
FHLB short-term advances	14,348	71	1.96%	13,261	81	2.42%	275,076	1,614	2.33%
Long-term debt	103,997	1,748	6.67%	103,912	1,748	6.67%	69,037	1,167	6.71%
Subordinated debentures	9,648	167	6.87%	9,606	173	7.15%	9,446	158	6.64%
Total interest-bearing liabilities	1,937,565	10,783	2.21%	1,927,382	11,157	2.30%	1,993,456	9,600	1.91%
Noninterest-bearing liabilities
Noninterest-bearing deposits	445,891			424,908			423,111
Other noninterest-bearing liabilities	19,851			20,490			26,703
Total noninterest-bearing liabilities	465,742			445,398			449,814
Shareholders' equity	403,742			397,722			342,916
Total liabilities and shareholders' equity	$2,807,049			$2,770,502			$2,786,186
Net interest income / interest rate spreads		$23,133	2.88%		$23,521	2.99%		$25,592	3.42%
Net interest margin			3.47%			3.59%			3.88%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the twelve months ended
	December 31, 2019			December 31, 2018
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$135,133	$3,914	2.90%	$74,038	$2,284	3.08%
Securities
Available for sale	85,775	2,354	2.74%	72,515	2,019	2.78%
Held to maturity (2)	8,978	334	3.72%	11,114	369	3.33%
Mortgage loans held for sale	325,039	15,754	4.85%	292,328	13,307	4.55%
Loans held for investment: (3)
Real estate	1,767,922	97,024	5.49%	1,076,438	59,494	5.52%
Commercial	345,010	22,381	6.49%	380,042	24,679	6.49%
Total loans	2,112,933	119,405	5.65%	1,456,480	84,173	5.78%
Total earning assets	2,667,858	$141,761	5.31%	1,906,475	$102,152	5.36%
Noninterest-earning assets	167,324			117,936
Total assets	$2,835,182			$2,024,411

Interest-bearing liabilities
NOW and money market deposits	$395,376	$4,689	1.19%	$401,070	$4,234	1.06%
Savings deposits	97,670	197	0.20%	46,260	174	0.38%
Time deposits	1,279,344	29,347	2.29%	769,462	12,548	1.63%
Total interest-bearing deposits	1,772,390	34,233	1.93%	1,216,792	16,956	1.39%
FHLB short-term advances	114,388	2,930	2.56%	124,990	2,606	2.07%
Long-term debt	103,870	6,991	6.73%	54,486	3,714	6.82%
Subordinated debentures	9,586	706	7.36%	4,968	369	7.43%
Total interest-bearing liabilities	2,000,234	$44,860	2.24%	1,401,236	$23,645	1.69%
Noninterest-bearing liabilities
Noninterest-bearing deposits	421,174			310,282
Other noninterest-bearing liabilities	19,879			16,024
Total noninterest-bearing liabilities	441,053			326,306
Shareholders' equity	393,895			296,869
Total liabilities and shareholders' equity	$2,835,182			$2,024,411
Net interest income / interest rate spreads		$96,901	3.07%		$78,507	3.67%
Net interest margin			3.63%			4.12%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)

Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.(3)Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	December 31,	September 30,	December 31,
	2019	2019	2018
Per share data (common stock)
Earnings
Basic	$0.53	$0.40	$0.48
Diluted	$0.52	$0.39	$0.47
Dividends declared	$0.10	$0.10	$—
Basic, excluding merger expense	$0.54	$0.40	$0.53
Diluted, excluding merger expense	$0.53	$0.40	$0.51
Book value	$20.35	$19.91	$18.73
Tangible book value	$17.12	$16.67	$15.43
Weighted average shares outstanding
Basic	20,001,916	20,067,847	19,442,080
Diluted	20,389,099	20,425,966	19,927,765
Shares outstanding at period end	20,030,866	20,030,866	20,000,022
Performance ratios
Return on average assets, annualized	1.51%	1.15%	1.35%
Return on average shareholders' equity, annualized	10.49%	7.99%	10.98%
Return on average tangible common equity, annualized	12.50%	9.56%	12.29%
Noninterest income to average assets, annualized	0.82%	0.40%	0.78%
Noninterest expense to average assets, annualized	1.90%	1.97%	2.19%
Yield on average earning assets	5.09%	5.29%	5.33%
Cost of average deposits	1.55%	1.63%	1.28%
Cost of average interest-bearing deposits	1.93%	2.02%	1.61%
Cost of average interest-bearing liabilities	2.21%	2.30%	1.91%
Accretion on loans to average earning assets	0.10%	0.10%	0.05%
Net interest spread	2.88%	2.99%	3.42%
Net interest margin	3.47%	3.59%	3.88%
Efficiency ratio	46.52%	52.40%	49.90%
Common stock dividend payout ratio	18.87%	25.00%	0.00%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the twelve months ended December 31,
	2019	2018
Per share data (common stock)
Earnings
Basic	$1.96	$2.11
Diluted	$1.92	$2.01
Basic, excluding merger expense	$1.98	$2.19
Diluted, excluding merger expense	$1.95	$2.09
Dividends declared	$0.40	$0.35
Book value	$20.35	$18.73
Tangible book value	$17.12	$15.43
Weighted average shares outstanding
Basic	20,017,306	17,151,222
Diluted	20,393,424	17,967,683
Shares outstanding at period end	20,030,866	20,000,022
Performance ratios
Return on average assets, annualized	1.38%	1.78%
Return on average shareholders' equity	9.95%	12.16%
Return on average tangible common equity	11.93%	13.66%
Noninterest income to average assets	0.65%	0.63%
Noninterest expense to average assets	2.03%	2.01%
Yield on average earning assets	5.31%	5.36%
Cost of average deposits	1.56%	1.11%
Cost of average interest-bearing deposits	1.93%	1.39%
Cost of average interest-bearing liabilities	2.24%	1.69%
Accretion on loans to average earning assets	0.11%	0.12%
Net interest spread	3.07%	3.67%
Net interest margin	3.63%	4.12%
Efficiency ratio	49.90%	44.50%
Common stock dividend payout ratio	20.41%	16.44%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	December 31,	September 30,	December 31,
	2019	2019	2018
Loan to deposit ratio	97.68%	94.41%	99.91%
Core deposits / total deposits	70.46%	68.32%	65.23%
Net non-core funding dependence ratio	21.04%	25.41%	10.53%

Credit Quality Data:
Loans 30-89 days past due	$4,393	$4,578	$4,677
Loans 30-89 days past due to total loans	0.20%	0.22%	0.22%
Nonperforming loans	$13,218	$9,628	$3,282
Nonperforming loans to total loans	0.60%	0.45%	0.15%
Nonperforming assets	$13,511	$10,895	$4,383
Nonperforming assets to total assets	0.48%	0.39%	0.15%
Allowance for loan losses to total loans	0.86%	0.91%	0.82%
Allowance for loan losses to nonperforming loans	142.35%	201.35%	535.56%
Net charge-offs to average loans (for the quarter-to-date period)	0.23%	0.00%	0.05%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	12.59%	12.12%	10.61%
Tier 1 leverage ratio	12.89%	12.74%	11.80%
Tier 1 common capital to risk-weighted assets	17.16%	16.95%	15.28%
Tier 1 capital to risk-weighted assets	17.65%	17.44%	15.74%
Total capital to risk-weighted assets	23.82%	23.71%	21.71%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	15.23%	14.98%	13.66%
Tier 1 common capital to risk-weighted assets	20.87%	20.53%	18.17%
Tier 1 capital to risk-weighted assets	20.87%	20.53%	18.17%
Total capital to risk-weighted assets	21.86%	21.54%	19.07%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Quarterly Consolidated Statements of Earnings	2019	2019	2019	2019	2018
Interest income
Loans, including fees	$32,178	$32,902	$34,240	$35,839	$33,829
Investment securities and other	1,729	1,767	1,703	1,367	1,352
Total interest income	33,907	34,669	35,943	37,206	35,181
Interest expense
Deposits	8,796	9,155	9,035	7,247	6,661
Interest on subordinated debentures and other	1,915	1,921	1,929	1,933	1,325
Other borrowings	73	81	662	2,114	1613
Total interest expense	10,784	11,157	11,626	11,294	9,599
Net interest income before provision for loan losses	23,123	23,512	24,317	25,912	25,582
Provision for loan losses	659	824	357	550	1,890
Net interest income after provision for loan losses	22,464	22,688	23,960	25,362	23,692
Noninterest income	5,823	2,799	5,496	4,202	5,489
Noninterest expense	13,465	13,786	14,899	15,325	15,503
Earnings before income taxes	14,822	11,701	14,557	14,239	13,678
Income taxes	4,149	3,689	4,415	3,859	4,188
Net income	$10,673	$8,012	$10,142	$10,380	$9,490
Net income per common share - basic	$0.53	$0.40	$0.51	$0.52	$0.49
Net income per common share - diluted	$0.52	$0.39	$0.50	$0.51	$0.48
Cash dividends declared per common share	$0.10	$0.10	$0.10	$0.10	$—
Cash dividends declared	$2,016	$2,016	$2,007	$2,007	$—
Yield on average assets, annualized	1.51%	1.15%	1.43%	1.44%	1.35%
Yield on average earning assets	5.09%	5.29%	5.37%	5.51%	5.45%
Cost of average deposits	1.55%	1.63%	1.62%	1.43%	1.28%
Cost of average interest-bearing deposits	1.93%	2.02%	1.99%	1.78%	1.61%
Cost of average interest-bearing liabilities	2.21%	2.30%	2.29%	2.17%	1.91%
Accretion on loans to average earning assets	0.10%	0.10%	0.11%	0.16%	0.14%
Net interest margin	3.47%	3.59%	3.64%	3.84%	3.88%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of December 31, 2019		As of September 30, 2019		As of June 30, 2019		As of March 31, 2019		As of December 31, 2018
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$274,586	12.5	$276,478	13.0	$283,920	13.6	$269,556	12.7	$304,084	14.2
SBA	74,985	3.4	70,978	3.3	79,475	3.8	82,571	3.9	84,500	3.9
Construction and land development	96,020	4.4	101,649	4.8	118,806	5.7	125,686	5.9	113,235	5.3
Commercial real estate (1)	793,268	36.1	787,927	37.1	756,452	36.2	756,313	35.7	758,721	35.4
Single-family residential mortgages	957,254	43.6	888,577	41.8	853,403	40.7	885,951	41.8	881,249	41.2
Other loans	821	0.0	536	0.0	382	0.0	336	—	226	—
Total loans (2)	$2,196,934	100.0	$2,126,145	100.0	$2,092,438	100.0	$2,120,413	100.0	$2,142,015	100.0
Allowance for loan losses	(18,816)		(19,386)		(18,561)		(18,236)		(17,577)
Total loans, net	$2,178,118		$2,106,759		$2,073,877		$2,102,177		$2,124,438

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three Months Ended		Twelve Months Ended
Change in Allowance for Loan Losses	December 31,		December 31,
(dollars in thousands)	2019	2018	2019	2018
Beginning balance	$19,386	$14,657	$17,577	$13,773
Additions to the allowance charged to expense	659	3,585	2,390	4,469
Net recoveries (charge-offs) on loans	(1,229)	(665)	(1,151)	(665)
Ending balance	$18,816	$17,577	$18,816	$17,577

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2019 and 2018.

	December 31,
(dollars in thousands, except per share data)	2019	2018
Tangible common equity:
Total shareholders' equity	$407,567	$374,621
Adjustments
Goodwill	(58,563)	(58,383)
Core deposit intangible	(6,100)	(7,601)
Tangible common equity	$342,904	$308,637
Tangible assets:
Total assets-GAAP	$2,788,535	$2,974,002
Adjustments
Goodwill	(58,563)	(58,383)
Core deposit intangible	(6,100)	(7,601)
Tangible assets	$2,723,872	$2,908,018
Common shares outstanding	20,030,866	20,000,022
Tangible common equity to tangible assets ratio	12.59%	10.61%
Tangible book value per share	$17.12	$15.43